UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2009

First Busey Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-15959	37-1078406
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

201 W. Main St.
Urbana, Illinois  61801
(Address of principal executive offices) (Zip code)

(217) 365-4516
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement.

On September 24, 2009, First Busey Corporation, a Nevada corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, as the representative of the underwriters named therein (together, the “Underwriters”), providing for the offer and sale in a firm commitment underwritten public offering of 18,000,000 shares of common stock of the Company, $0.001 par value per share.  In addition, pursuant to the terms of the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to 2,700,000 additional shares of the Company’s common stock.  The Company has made certain customary representations, warranties and covenants in the Underwriting Agreement concerning the Company and the registration statement related to the offering of the shares.  The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  In addition, pursuant to the Underwriting Agreement, certain directors and executive officers of the Company entered into agreements providing for a 90-day “lock-up” period with respect to sales of specified securities, subject to certain exceptions.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

1.1                               Underwriting Agreement, dated September 24, 2009, between First Busey Corporation and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, as representative of the several underwriters named in Schedule I thereto.

5.1                               Opinion and Consent of Lewis and Roca LLP regarding the validity of the shares of common stock of the Company issued and sold in the public offering.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2009	FIRST BUSEY CORPORATION

	By:	/s/ Barbara J. Harrington
	Name:	Barbara J. Harrington
	Title:	Chief Financial Officer